Exhibit 99.1

FOR IMMEDIATE RELEASE

April 21, 2006

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. ENTERS INTO AGREEMENT TO SELL ITS SPRAGUE COATED

RECYCLED BOARD MILL TO CASCADES INC.

ATLANTA, GA – Caraustar Industries, Inc. (NASDAQ-NMS: CSAR) has entered into an agreement to sell the assets of Sprague Paperboard, Inc. to Cascades Inc. (CAS-TSX). The assets to be acquired by Cascades include Caraustar’s coated recycled paperboard mill located in Versailles, Connecticut for $14.5 million USD. In addition, under terms of the agreement, Cascades will annually supply 30,000 short tons of coated recycled boxboard (CRB) to Caraustar’s folding carton plants. The transaction is subject to approval from State of Connecticut environmental agencies and regulators, which approval process is expected to be completed within a month.

Michael J. Keough, president and chief executive officer of Caraustar, stated, “The sale of this facility is part of our previously announced transformation plan, which included the exit of noncore businesses and increased focus on the businesses which we are capable of growing and achieving sustained profitability. Caraustar’s folding carton converting operations will continue to benefit from the state-of-the-art CRB produced at Sprague Paperboard through its supply agreement with Cascades.”

Caraustar, a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes, cores and composite cans; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: uncertainties as to the timing or satisfaction of conditions to close of the company’s sale of Sprague Paperboard, Inc. and its ability to sell other related facilities; the competitive environment in the paper industry and competition, customer and vendor responses to the company’s proposed strategic transformation plan; and uncertainties regarding the cost, availability or feasibility of expansion, technology, investment or acquisition opportunities that the company may desire to pursue. Additional risk factors relating to Caraustar that could cause actual results to differ from those expressed or implied by the company’s forward looking statements are contained in Caraustar’s most recent Forms 10-K and 10-Q and 8-K filed with, or furnished to, the Securities and Exchange Commission. Caraustar undertakes no obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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•    P. O. BOX 115    •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    •    5000 AUSTELL-POWDER SPRINGS ROAD    •    SUITE 300

AUSTELL, GA 30106-3227    •    PHONE 770 . 948 . 3101

www.caraustar.com